UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 17, 2007

VONAGE HOLDINGS CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-32887	11-3547680
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

23 Main Street, Holmdel, NJ	07733
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (732) 528-2600

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 17, 2007, Vonage Holdings Corp. (the “Company”) entered into a Confidential Separation Agreement and General Release (the “Separation Agreement”) with Michael Snyder, its former Chief Executive Officer who stepped down from his position and resigned from the Company’s Board of Directors, effective April 11, 2007.

Pursuant to the terms of the Separation Agreement, the Company agreed, in consideration for a general release and certain other obligations, to make the following payments to Mr. Snyder consistent with the terms of his employment agreement: (a) $150,685, which constitutes Mr. Snyder’s pro-rata bonus for 2007 and will be paid in a lump sum payment on the date such bonus would have been payable to Mr. Snyder had he remained employed by the Company; (b) $1.1 million, which represents two times Mr. Snyder’s annual base salary upon separation and which will be paid in substantially equal regular payroll installments, over a six-month period; (c) $45,833, which represents one month of Mr. Snyder’s annual base salary upon separation and which shall be paid after the revocation period described in the Separation Agreement; and (d) at Mr. Snyder’s request, an amount not exceeding $50,000 for outplacement services. In addition, for a period not to exceed 18 months, the Company shall pay any COBRA premiums incurred by Mr. Snyder for the purchase of medical and dental coverage for Mr. Snyder and any qualified beneficiaries.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VONAGE HOLDINGS CORP.

Date: May 23, 2007	By:	/s/ Sharon A. O’Leary
Sharon A. O’Leary
Executive Vice President, Chief Legal Officer and Secretary